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                                                                   EXHIBIT 2.1





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                            STOCK PURCHASE AGREEMENT

                                 by and between

                                KLT TELECOM INC.

                                       and

                             DIGITAL TELEPORT, INC.,

                             Dated December 31, 1996

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                            STOCK PURCHASE AGREEMENT

                  THIS STOCK PURCHASE AGREEMENT (this "Agreement") is entered into as of December 31, 1996, by and between DIGITAL TELEPORT, INC., a Missouri corporation (the "Company"), KLT Telecom Inc., a Missouri corporation ("Purchaser") (Purchaser and the Company each a "Party" and together the "Parties") and, for purposes of Section 8.3, Section 8.4 and Section 9.9 only, Richard D. Weinstein ("Weinstein").

                                    RECITALS

                  A. The Company wishes to issue and sell to Purchaser 300 shares (the "Purchased Shares") of a new series of voting preferred stock, $.01 par value (the "Preferred Stock") in substantially the form set forth in the certificate of designations attached as Exhibit A ("Certificate of Designations"), which will be convertible into 300 shares of the Company's common stock, $.01 par value (the "Common Stock"), subject to adjustment, on the terms and subject to the conditions hereinafter set forth, which would, if issued at Closing, constitute 50% of the outstanding stock of the Company;

                  B. Purchaser wishes to purchase the Purchased Shares, on the terms and subject to the conditions hereinafter set forth; and

                  C. Weinstein owns 100% of the issued and outstanding shares of the common stock of the Company, consisting of 300 shares of common stock..

                  NOW, THEREFORE, in consideration of the recitals and the mutual covenants, representations, warranties, conditions, and agreement hereinafter expressed, the Parties agree as follows:

                                    ARTICLE I
                                PURCHASE AND SALE

                  1.1 The Purchased Shares. Upon the terms and subject to the conditions set forth in this Agreement, at Closing, the Company shall issue and sell to Purchaser and Purchaser shall purchase and accept from the Company the Purchased Shares.

                  1.2 Consideration. The consideration that Purchaser shall pay the Company for the Purchased Shares shall be Forty-Five Million Dollars ($45,000,000) (the "Purchase Price"). The Purchase Price shall be payable in the following forms:.

                      (a) Cash ("Cash Portion") in an amount equal to the $45,000,000 less (i) the outstanding principal of, and interest accrued to the Closing on, the Promissory Note of the Company payable to the Purchaser dated April 30, 1996, as amended July 16, 1996 and as amended hereby (the "DTI Promissory Note"), (ii) the amount previously contributed in cash by Purchaser as capital to KCDT LLC, a Delaware limited liability company ("KCDT"), and

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(iii) any outstanding principal of, and interest accrued to the Closing on, any loan from the Purchaser to KCDT ("KCDT Loan"). The Cash Portion shall be paid as specified in Section 6.5.

                           (b) The contribution, on a non-recourse basis, of the
DTI Promissory Note.

                           (c) The contribution , on a non-recourse basis, of
the KCDT Loan, if existing.

                           (d) The contribution, on a non-recourse basis, of all
of Purchaser's Interest in KCDT (as such term is defined in the Limited Liability Company Agreement of KCDT LLC ("KCDT Operating Agreement"), including without limitation the Percentage Interest (as such term is defined the KCDT Operating Agreement.

                  1.3 Closing. The consummation of the transactions contemplated hereby (the "Closing") shall take place at the offices of Bryan Cave, 3500 One Kansas City Place, 1200 Main Street, Kansas City, Missouri 64105, at 10:00 a.m. local time on February 14, 1997 (the "Closing Date"), or, at such earlier or later time as the conditions to closing have been satisfied or waived, but in no event later than March 14, 1997.

                  1.4 Deliveries of the Company at Closing. Subject to the conditions of the Company's obligations in Article V, on or before the Closing Date, the Company shall deliver to Purchaser:

                           (a) a certificate executed by the Secretary (the
"Secretary's Certificate") of the Company in the form and substance of Exhibit 1.4(a);

                           (b) a certificate executed by the President (the
"Officer's Certificate") of the Company in the form and substance of
Exhibit 1.4(b);

                           (c) a Shareholders Agreement executed by Weinstein
(the "Shareholders Agreement") in the form and substance of Exhibit 1.4(c);

                           (d) an opinion of the Company's counsel (the
"Company's Opinion") in the form and substance of Exhibit 1.4(d);

                           (e) a certificate evidencing and representing the
number of shares of Preferred Stock to be issued to the Company at Closing (computed by dividing the amount paid in cash, plus the face amount of contributions made by KLT at Closing, by $150,000);

                           (f) an executed Stock Purchase Agreement;

                           (g) an Employment Agreement executed by Weinstein
(the "Employment Agreement") in the form and substance of Exhibit 1.4(g);

                           (h) a Guaranty Agreement executed by Weinstein (the
"Guaranty Agreement") in the form and substance of Exhibit 1.4(h);

                           (i) a Stock Pledge Agreement executed by Weinstein
(the "Stock


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Pledge Agreement") in the form and substance of Exhibit 1.4(i);

                           (j) an original stock certificate representing all
the shares owned by Weinstein in the Company;

                           (k) a blank stock power in the name of Purchaser (the
"Stock Power") in the form and substance of Exhibit 1.4(k);

                           (l) a letter from the Missouri Highway and
Transportation Commission ("MHTC"), hereinafter referred to as the "MHTC letter", stating that the Company is not in material default under that certain Fiber Optic Cable on Freeways in Missouri Agreement, as amended, between MHTC and the Company;

                           (m) a letter from Union Electric Company ("UE"),
hereinafter referred to as the "UE Letter", stating that the Company is not in material default under that certain Network Services Agreement, as amended, between UE and the Company, or that certain Agreement for the Provision of Digital Transport Service, as amended between UE and the Company; provided that UE shall not have to take any position, and may reserve all rights and remedies, with respect to matters addressed in that certain letter dated November 18, 1996, from UE to the Company;

                           (n) a letter from MCIMetro Access Transmission
Services, Inc. ("MCI"), hereinafter referred to as the "MCI Letter", stating that the Company is not in material default under that certain IRU Agreement between the Company and MCI dated October 3, 1995;

                            (o) an executed Lease Agreement (the "Lease")
between the Company and Weinstein, in the form and substance of Exhibit 1.4(m).

                  1.5 Deliveries of Purchaser at Closing. Subject to the conditions to Purchaser's obligations in Article IV, at Closing, on or before the Closing Date, Purchaser shall:

                           (a) make the contributions to the Company specified
in Sections 1.2(b), 1.2(c) and 1.2(d);

                           (b) wire transfer to the Company in immediately
available funds, to an account designated by the Company, up to $4,000,000 (in the discretion of the Company);

                           (c) deliver to the Company and Weinstein a
Shareholders' Agreement executed by Purchaser;

                           (d) a certificate executed by the Secretary of
Purchaser ("Purchaser Secretary's Certificate") of Purchaser in the form and substance of Exhibit 1.5(d);

                           (e) a certificate executed by the President of
Purchaser (Purchaser "Officer's Certificate") the form and substance of Exhibit 1.5(e);


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                                   ARTICLE II

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                  The Company hereby makes the following representations and warranties to Purchaser; each of which is true and correct on the date hereof:

                  2.1 Enforceable Agreement. The Company has the full legal right, power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company. This Agreement is the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms. The Shares have been duly authorized by the Company and, when issued and paid for in accordance with this Agreement, will be validly issued, fully paid and non-assessable. The execution, delivery and performance of this Agreement by the Company, and the consummation by the Company of the transactions contemplated hereby does not require the consent, waiver, approval, license or authorization of any person, entity or public authority except for such approval as may be required by the Missouri Public Service Commission and pursuant to the Hart-Scott Rodino Antitrust Improvements Act of 1976; this Agreement does not, with or without the giving of notice or the passage of time or both, violate any provision of law or the corporate charter or bylaw of the Company, or conflict with or result in a breach, termination or acceleration of any provision of, constitute a default under, or result in the creation of any lien, claim, security interest or encumbrance upon any of the assets and properties of the Company pursuant to any mortgage, deed of trust, indenture or other agreement or instrument, or any order, law, rule, regulation, judgment or decree or any other restriction of any kind or character, to which the Company is a party or by which the Company or any of its assets may be bound.

                  2.2 Capitalization and Related Matters. As of the date hereof, the authorized capital stock of the Company consists solely of 1,550 shares of stock, which consist of 1,000 shares of Series A Voting Common Stock, par value $.01, 50 shares of Series B Non-Voting Common Stock and 500 shares of Preferred Stock, par value $.01. At Closing, the authorized capital stock of the Company shall consist solely of 1,000 shares of Common Stock, par value $.01, and 500 shares of Preferred Stock, par value $.01 per share. As of the date hereof, 300 shares of Series A Voting Common Stock are issued and outstanding and are held of record by Weinstein. All of the issued and outstanding shares of Common Stock were duly authorized and validly issued and are fully paid and non-assessable. None of the Purchased Shares are subject to any preemptive rights of shareholders of the Company, nor will any of them be issued in violation of any right of first refusal or other similar right in favor of any person. Except as set forth on Schedule 2.2, (a) there are no outstanding (i) other securities of the Company, (ii) subscriptions, warrants, rights or options to acquire securities of the Company, or (iii) any plans, understandings or agreements to issue any such subscriptions, warrants, rights or options, or to otherwise acquire any securities of the Company, and (b) the Company is not subject to any obligation to issue, deliver, redeem, or otherwise acquire or retire the Purchased Shares or any other securities of the Company.

                  2.3 Corporate Existence and Qualification. The Company is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Missouri; it is duly qualified and in good standing in each foreign jurisdiction where such qualification is required, except where the failure to so qualify and be in good standing will not have a material adverse effect on the business, financial condition, operations or prospects of the Company taken as a whole ("Material Adverse Effect"). The Company has the corporate power and authority to own and use its properties and to transact the business in which it is engaged.

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                  2.4 Affiliates. Except as set forth on Schedule 2.4, the
Company has no Affiliates. For purposes of this Agreement, an "Affiliate" of a person means any person or entity which is controlling, controlled by, or under common control with, directly or indirectly through any person or entity, the person referred to, and, if the person referred to is a natural person, any member of such person's family.

                  2.5 Property and Permits. Except as set forth on Schedule 2.5, the Company is the sole owner of all right, title and interest in and to all assets reflected on the Balance Sheet and all property, real and personal, tangible and intangible, used by it in, or necessary for it to transact, the business in which it is engaged, free and clear of all mortgages, security interests, claims, restrictions, and other encumbrances, and there exists no restriction on the use or transfer of such assets or property, in each case except where such would not have a Material Adverse Effect. Except as set forth on Schedule 2.5, and except as would not have a Material Adverse Effect, no assets or property of the Company are in the possession of others and the Company holds no property on consignment. Except as set forth on Schedule 2.5 and except as would not have a Material Adverse Effect, all tangible such assets and property are in good condition and repair, ordinary wear and tear excepted, and fit for their intended purpose, and are not in Material violation of applicable zoning or other Law. Except as set forth on Schedule 2.5, the Company holds all permits, licenses and other approvals necessary to conduct the business in which it is engaged. There are no assets of the Company not reflected on the Company's Balance Sheet in accordance with Generally Accepted Accounting Principles ("GAAP").

                  2.6 Condition and Sufficiency of Assets - Network and Equipment. Except as set forth on Schedule 2.6, the network and equipment of the Company are structurally sound, are in good operating conditions and repair, and are adequate for the uses to which they are being put, and none of such network and equipment are in need of maintenance or repairs except for ordinary, routine maintenance and repairs that would not have a Material Adverse Effect.

                  2.7      Financial Statements.

                           (a) The Company has furnished or made available to Purchaser (i) the balance sheet of the Company as of June 30, 1996 and June 30, 1995, and the related statements of earnings, stockholders' equity and changes in financial position or cash flow for the fiscal years then ended and for the period from June 23, 1989 (inception) to June 30, 1996, and all notes and schedules thereto (the "Annual Financial Statements"), and (ii) the balance sheet of the Company as of October 31, 1996, and the related statements of earnings and changes in financial position for the period then ended, (the "Interim Financial Statements"; together with the Annual Financial Statements, the "Financial Statements"). The Annual Financial Statements have been audited by Deloitte & Touche, independent public accountants.

                           (b) The Financial Statements, (i) present fairly, in all material respects, the financial position, results of operations, and cash flows of the Company at the dates and for the periods indicated, and (ii) have been prepared in accordance with GAAP subject to year-end audit adjustments.

                           (c) To the knowledge of the Company, the Company does not have any liabilities or obligations (whether accrued, absolute, contingent, unliquidated or otherwise), except as would not have a Material Adverse Effect and except (i) as set forth in the Financial Statements (including notes thereto) unless any such liabilities are not required to be set forth therein in accordance with GAAP, (ii) as set forth on Schedule 2.7, or (iii) to the extent they arise in the ordinary course of the business of the Company and are not required to be set forth in a Schedule hereto, and (iv) Taxes (defined below)


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       incurred since the date of the Balance Sheet.

                  2.8 Books and Records; Returns and Reports; Taxes. The books and records of the Company fairly reflect, in accordance with GAAP, all transactions relating to the Company and all items of income and expense, assets and liabilities and accruals relating to the Company. The Company has not engaged in any transaction, maintained any bank account or used any corporate funds except for transactions, bank accounts and funds which have been and are reflected in the normally maintained books and records of the Company.

                  2.9 Stock and Securities. Except for KCDT, the Company does not own directly or indirectly the stock or the securities of any other corporation nor does the Company own directly or indirectly any interest in a general partnership, limited partnership, limited liability company, business trust, joint venture, or any other entity.

                  2.10     Taxes.  Except as set forth on Schedule 2.10:

                           (a) The Company timely has filed or caused to be timely filed with the appropriate Government entity all federal, state, local and foreign income franchise, excise, payroll, sales and use, property and withholding tax returns and reports required to be filed pursuant to any applicable federal, state, local and foreign tax laws by or on behalf of the Company, including estimated tax and informational returns ("Tax Returns") and no Tax Returns have been amended. All Tax Returns are true, correct, and complete in all material respects.

                           (b) All Taxes (whether or not reflected in Tax Returns as filed) payable by the Company with respect to all periods reflected on Tax Returns have been fully paid, and there are no grounds for the assertion or assessment of any additional Taxes against the Company or its assets with respect to such periods. All accrued, but unpaid Taxes are properly reflected on the books of the Company.

                           (c) No Tax Returns of the Company are the subject of an audit and there are no audits of any Tax Returns in process or threatened. There is no waiver of any statute of limitations in effect with respect to any Tax Returns.

                           (d) There are no tax liens, whether imposed by any federal, state, local or foreign taxing authority, outstanding against any of the assets, properties or business of the Company.

                           (e) As used in this Agreement, "Taxes" means all taxes, charges, fees, levies, or other like assessments, including without limitation income, gross receipts, ad valorem, value added, premium, excise, real property, personal property, windfall profit, sales, use, transfer, license, withholding, employment, payroll, and franchise taxes imposed by the United States or any other nation, state, or bilateral or multilateral governmental authority, any local governmental unit or subdivision thereof, or any branch, agency, or judicial body thereof ("government"); and shall include any interest, fines, penalties, assessments, or additions to tax resulting from, attributable to, or incurred in connection with any such Taxes or any contest or dispute thereof.

                  2.11 Absence of Certain Changes or Events. Except for any changes resulting or relating to the build-out of the KCDT network, since June 30, 1996, except as contemplated in this Agreement or set forth in the Financial Statements or Schedule 2.11 hereto, there has not been:

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                           (a) Any change in the business, financial condition,
         or operations of the Company taken as a whole that has resulted in a Material Adverse Effect;

                           (b) Any declaration, setting aside, or payment of any dividend or any distribution (in cash or in kind) to any shareholder of the Company with respect to any securities of the Company, or any direct or indirect redemption, purchase or other acquisition by the Company of any of its securities;

                           (c) Any increase (other than increases in accordance with past practice) in compensation or other remuneration payable by the Company to or for the benefit of or committed to be paid to or for the benefit of any shareholder, director, officer, agent, or employee of the Company who received salary in fiscal year 1995 in excess of $60,000, or in any benefits granted under any Plan with or for the benefit of any such shareholder, director, officer, agent, or employee;

                           (d) Any material transaction entered into or carried out by the Company other than in the ordinary course of business;

                           (e) Any borrowing or incurrence of any other indebtedness, contingent or other, of a material amount by or on behalf of the Company; or any endorsement, assumption, or guarantee of payment or performance of any loan or obligation of any other person or entity by the Company;

                           (f) Any material change made by the Company in its methods of doing business or of accounting;

                           (g) Any grant by the Company of any mortgage, security interest, or other encumbrance with respect to any of the assets and property, real and personal, tangible and intangible, of the Company (the "Property");

                           (h) Any sale, lease, or disposition of, or any agreement to sell, lease, or dispose of, any of its Property other than arm's-length sales, leases, or dispositions in the ordinary course of business of the Company or which would not have a Material Adverse Effect, to persons other than Affiliates of the Company or the Company;

                           (i) Any loan or advance made by the Company to any person or entity except for advances not material in amount made in the ordinary course of business to employees who are not Affiliates of the Company; or

                           (j) disposed of or permitted to lapse any Intellectual Property as defined in Section 2.14, except as would not have an Material Adverse Effect;

                           (k) issued, sold or transferred any stock, bond, debenture or other corporate security of the Company, whether newly issued or held in treasury;

                           (l) experienced damage, destruction or loss (whether or not covered by insurance) having a Material Adverse Effect;

                           (m) guaranteed the obligation of any person, firm or corporation or other entity, except by the endorsement of negotiable instruments for deposit or collection in the ordinary course of business; or

                           (n) Any binding commitment or agreement by the Company to do any

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         of the foregoing items (b) through (m).

                  2.12 Compliance With Laws. The Company is in compliance with, and not in breach or in default of, all applicable federal, state and local laws, ordinances, rules and regulations relating to its business and assets and properties except where such noncompliance, breach or default would not have a Material Adverse Effect, and the Company is in compliance with the provisions of its Articles of Incorporation or Bylaws. Without limiting the generality of the foregoing:

                           (a) Permits and Licenses. Schedule 2.12 sets forth a true, correct and complete list, and the Company has delivered to Purchaser true, correct and complete copies, of all permits, licenses, approvals, certifications and other authorizations (and the requests and applications therefore) which the Company is required to hold to own its assets and properties and/or conduct its business as currently conducted, except where noncompliance would not have a Material Adverse Effect. The Company has all permits, licenses, approvals, certifications, or other authorizations to issue its shares of stock, notes and other interests pursuant to the capitalization of the Company as contemplated by this Agreement, and/or to otherwise consummate the transactions contemplated by this Agreement, other than such approval as is required by the Missouri Public Service Commission or pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976 ("HSR Act").

                           (b) Compliance with Other Regulations and Court Orders. The Company is not in violation of any order of any court of law or equity or any regulatory or administrative body which has jurisdiction over the Company ("Court Order") or other rule or regulation, and the assets and properties of the Company have not been used or operated by the Company or any other person or entity in violation of any regulation or Court Order, except in any such case as would not have a Material Adverse Effect. The Company has made all filings or notifications required to be made by it under any rules or regulations applicable to the Company, its businesses and/or its assets and properties except where noncompliance would not have a Material Adverse Effect. Neither the Company nor any director, officer, employee or agent of, nor any consultant to, the Company has unlawfully offered, paid, or agreed to pay, directly or indirectly, any money or anything of value to, or for the benefit of, any individual who is or was a candidate for public office, or an official or employee of any governmental or regulatory body or authority or a director, officer or employee of any client, customer or supplier of the Company.

                  2.13 Intellectual Property Rights. The Company has no patents, patent rights, patent applications, trademarks, trademark applications, trade names, service marks, copyrights (the "Intellectual Property"). The Company owns or possesses adequate licenses or other rights to use all Intellectual Property necessary to conduct the Company's business as now operated. No claim is pending or, to the knowledge of the Company, threatened, alleging that the present or past operations of the Company infringe or conflict with the asserted Intellectual Property rights of others, and neither the Company nor any employee or officer of the Company or any other party has any rights whatsoever in any of the Intellectual Property.

                  2.14 Litigation. Except as set forth on Schedule 2.14, (a) there is no suit, claim, litigation, proceeding (administrative, judicial, or in arbitration, mediation or alternative dispute resolution), Government or grand jury investigation, or other action (any of the foregoing, "Action") pending or, to the knowledge of the Company, threatened against the Company or involving its business, any of its Property, or, in connection with its business, any of its shareholders, directors, officers, agents, or other personnel, including without limitation any

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Action challenging, enjoining, or preventing this Agreement or the consummation of the transactions contemplated hereby, and (b) the Company is not subject to any order, writ, injunction, or decree of any court or other Government entity ("Order") other than Orders of general applicability.

                  2.15     Environmental Matters.

                           (a) Compliance With Environmental Regulations. the Company has operated its business in compliance with all applicable environmental statutes, regulations, orders, decisions and restrictions of the United States of America (including state, county and local-statutes, regulations, orders, decisions and restrictions) (the "Environmental Regulations") except where noncompliance would not have a Material Adverse Effect.

                           (b) Environmental Permits and Approvals. Schedule
         2.15 sets forth a true, correct and complete list, and the Company has delivered to Purchaser true, correct and complete copies, of all permits and approvals held by the Company with respect to the refinement, production, storage, handling, processing, disposal, treatment, transportation, discharge or release of any Hazardous Substances (as such term is defined below), as required for the operation of the business of the Company as presently conducted or which relate to the assets and properties (including without limitation, any leasehold interests) of the Company. Schedule 2.15 sets forth a true, correct and complete list of all of the waste dumps and disposal sites used by the Company and the names of the entities engaged in the handling, transportation and disposal of Hazardous Substances from any property owned or leased by the Company. For purposes of this Agreement the term "Hazardous Substances" shall mean materials defined as "hazardous substances", "hazardous wastes" or "solid wastes" under any of the Environmental Regulations.

                           (c) Environmental Proceedings. No reports have been filed by the Company, or to the Company's knowledge, by others, with respect to the Company or its assets or properties (including, without limitation, any leasehold interests) disclosing the presence of any Hazardous Substances upon or with respect to the Company or its properties (including without limitation, any leasehold interest). There has not been and is not now any suit, action, arbitration, legal, administrative or regulatory proceeding pending or, to the best knowledge of the Company, any pending investigation or threatened suit, action, arbitration, legal, administrative or regulatory proceeding, with respect to the Company, its assets or properties (including without limitation, any leasehold interests), relating to the refinement, production, storage, handling, processing, disposal, treatment, transportation, discharge or release of Hazardous Substances.

                  2.16     Contracts.

                           (a) Set forth on Schedule 2.16 is a list of each written or oral contract, agreement, lease, indenture, and evidence of indebtedness, to which the Company is a party or of which it is a beneficiary which involves outstanding, contingent, or continuing liability or obligation of or to the Company ("Contract") and which (i) is material to the business, financial condition or operations of the Company taken as a whole, (ii) involves (A) a guaranty, indemnity, or power of attorney, or (B) a sharing of payments or joint venture, or
         (iii) is not in the ordinary course of business of the Company.

                           (b) Each of the Contracts is a valid, binding and enforceable obligation of the Company and, to the knowledge of the Company, the other parties thereto. Except as indicated on Schedule 2.16, (i) the Company is not, and (ii) to the knowledge of the

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         Company, no other party to a Contract is, in default under or in breach or violation of any Contract, except where such default breach or violation would not have a Material Adverse Effect, and no event has occurred that, through the passage of time or the giving of notice, or both, would constitute, and neither the execution of this Agreement nor the Closing hereunder do or will constitute or result in, such a default, breach or violation, cause the acceleration of any obligation of any party thereto or the creation of a lien or encumbrance upon any Property or the Purchased Shares, or require any consent thereunder, except as would not have a Material Adverse Effect.

                  2.17 Insurance. The Company has at all times maintained: (a) general comprehensive liability insurance against such risks as are customarily insured against by companies similar to the Company and in at least such amounts as are usually carried by persons engaged in the same or a similar business, and
(b) insurance as required by law or under any agreement to which the Company is or has been a party, including without limitation, unemployment and workers' compensation coverage. A list of each such insurance policy is set forth on
Schedule 2.17. The Company is not in default with respect to its obligations under any insurance policy maintained by it. To the knowledge of the Company, all insurance coverage applicable to the Company, its business, assets and officers and directors is in full force and effect, is valid, binding and enforceable in accordance with its terms against the respective insurers, insures the Company in reasonably sufficient amounts against all risks usually insured against by persons operating similar businesses or properties in the localities where such businesses or properties are located and has been issued by insurers of recognized responsibility. To the knowledge of the Company, there is no default under any such coverage nor has there been any failure to give notice or present any claim under any such coverage in a due and timely fashion. There are no outstanding unpaid premiums except in the ordinary course of business and no notice of cancellation or nonrenewal of any such coverage has been received. Except as otherwise disclosed in the Disclosure Documents, there are no provisions in such insurance policies for retroactive or retrospective premium adjustments. To the knowledge of the Company, no event has occurred which reasonably might form the basis of any claim against the Company, its business, assets or officers and directors or which might materially increase the insurance premiums payable for any such coverage. Except as set forth on
Schedule 2.17, there are no outstanding performance bonds covering or issued for the benefit of the Company.

                  2.18 Officers, Directors, Employees, and Consultants. Set forth on Schedule 2.18 is a list of: (a) all current directors of the Company,
(b) all current officers (with office held) of the Company, (c) all employees (active or other) of the Company, (d) all current paid consultants to the Company, and (e) all retirees and terminated employees of the Company for which the Company has any benefits responsibility or other continuing or contingent obligation, together, in each case, with the current rate of compensation (if any) payable to each.

                  2.19 Transactions With Related Persons. Except as set forth on
Schedule 2.19 hereto, the Company has no obligations, contractual or otherwise, owed to or owing from, directly or indirectly, the Company or any Affiliate of the Company. Except as set forth on Schedule 2.19, no director, officer, Affiliate, or shareholder of the Company has any material financial interest, direct or indirect, in any supplier or customer of, or other business which has any significant transactions or other business relationship with, the Company.

                  2.20     Labor Matters.

                           (a) Except as to anything which would not result in a Material Adverse Effect, the Company is in compliance with all applicable federal, state and local laws and regulations respecting employment and employment practices, and terms and conditions of employment and wages and hours, including, without limitation, the Immigration

         Control and Reform Act of 1986, minimum wage and overtime payment laws, the Occupational Safety and Health Act of 1970, as amended, and any state or local occupational health and safety laws and unemployment and workers' compensation laws, the Worker Adjustment and Retraining Notification Act, any other labor relations laws or governmental regulations or policies promulgated thereunder, Title VII of the Civil Rights Act of 1964, as amended, the Equal Employment Opportunity Act of 1972, as amended, the Age Discrimination in Employment Act, as amended or the Reconciliation Act of 1972, as amended, and there is no unfair labor practice complaint against the Company pending before the National Labor Relations Board or any comparable state or local agency relating to the employees of the Company.

                           (b) Collective Bargaining. No collective bargaining, works council, union representation or other similar agreement presently covers the employees of the Company, nor has any in the past covered employees of the Company, nor is any currently being negotiated by the Company and there is no labor strike, dispute, slowdown, stoppage, solicitation of union authorization cards or union certification petition actually pending or, to the knowledge of the Company, threatened against or involving the Company.

                           (c)      Except as set forth on Schedule 2.20:

                                    (i)   The Company is not and has not
                  engaged in any unfair labor practice which would result in a Material Adverse Effect;

                                    (ii)  There is no labor strike, dispute,
                  slowdown, or stoppage pending or, to the knowledge of the Company, threatened against the Company;

                                    (iii) No right of representation exists
                  respecting the Company's employees;

                                    (iv)  No collective bargaining agreement is
                  currently being negotiated and no organizing effort is currently being made with respect to the Company's employees; and

                                    (v)   No current or former employee of the
                  Company has made or, to the knowledge of the Company threatened to make a claim against the Company on account of or for (A) overtime pay, other than overtime pay for the current payroll period, (B) wages or salary (excluding current bonus, accruals and amounts accruing under pension and profit-sharing plans) for any period other than the current payroll period, (C) vacation, time off or pay in lieu of vacation or time off, other than that earned in respect of the current fiscal year, or (D) any violation of any Law relating to minimum wages or maximum hours of work.

                  2.21     Employee Benefit Matters.

                           (a) Except as set forth on Schedule 2.21, the Company does not have outstanding and is not a party to or subject to liability under: (i) any agreement, arrangement, plan, or policy that involves
         (A) any pension, retirement, profit sharing, deferred compensation, bonus, stock option, stock purchase, health, welfare, or incentive plan; or (B) welfare or "fringe" benefits, including without limitation vacation, severance, disability, medical, hospitalization, dental, life and other insurance, tuition, company car, club dues, sick leave, maternity, paternity or family leave, or other benefits; or (ii) any employment, consulting, engagement, or retainer agreement or arrangement (i) and (ii) together the "Plans" and each item thereunder a "Plan"). True, correct and complete copies of all documents creating or evidencing any Plan listed on Schedule 2.21 have been delivered to Purchaser. There are no negotiations, demands or proposals which are pending or threatened or which have been made since June 30, 1996, which concern matters now covered, or that would be covered, by the foregoing types of agreement, arrangement, plan or policy.

                           (b) Each Plan has been administered in compliance with its terms, and, except as set forth on Schedule 2.21, in compliance with, and the Company has no direct or indirect liability under, the Employee Retirement Income Security Act of 1974, as amended ("ERISA") or other Law applicable to any Plan. Each Plan that is intended to qualify under Section 401(a) or Section 509(c)(9) of the Code has received a favorable determination letter from the Internal Revenue Service (a copy of which has been provided to Purchaser) and related trusts have been determined to be exempt from taxation. Nothing has occurred that would cause and no Action is pending or, to the knowledge of the Company, threatened which could result in the loss of such exemption or qualification.

                           (c) (i) The Company has not made any contributions to any multi-employer plan (as defined in ERISA) or to any pension plan subject to the minimum funding standards of ERISA or Title IV of ERISA,
         (ii) the Company has never been a member of a controlled group which contributed to any such plans; and (iii) the Company has never been under common control with an employer which contributed to any such plans.

                           (d) Nothing has occurred which would cause the loss of qualification or exemption or the imposition of any liability, penalty or tax under ERISA or the Code with respect to the operation of any of the Benefit Plans. All amendments required to bring the Benefit Plans into conformity with all of the applicable provisions of ERISA or the Code have been made.

                           (e) The Company has not terminated or taken action terminate any employee benefit plans.

                           (f) All of the Plans, to the extent applicable, are in compliance with the continuation of health benefit provisions contained in the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and with Section 1862(b)(4)(A)(i) of the Social Security Act, and the Company does not have any liability for any excise tax imposed by Code Section 5000.

                           (g) There is no violation of ERISA with respect to the filing of applicable reports and notices regarding the Benefit Plans with the Secretary of Labor and the Secretary of the Treasury or the furnishing of such documents to the participants or beneficiaries of the Benefit Plans.

                           (h) There are no pending claims or lawsuits which have been asserted or instituted against the assets of any of the Benefit Plans or against any fiduciary of the Benefit Plans with respect to the operation of the Benefit Plans.

                           (i) The Benefit Plans have been maintained in accordance with their terms and with all provisions of ERISA thereto and neither the Company, Weinstein nor any "party in interest" or "disqualified person" with respect to the Benefit Plans has engaged in a "prohibited transaction" within the meaning of Section 4975 of the Code or

         Title I, Part 4 of ERISA.

                           (j) None of the Benefit Plans which are "employee welfare benefit plans" within the meaning of Section 3(1) of ERISA provides for continuing benefits or coverage after termination or retirement from employment except as provided in the Consolidated Omnibus Budget Reconciliation Act of 1985. Each such plan is in compliance with the provisions of ERISA, the applicable provisions of the Code and all other applicable law, except where such noncompliance would not have a Material Adverse Effect.

                  2.22 Discrimination and Occupational Safety and Health. To the knowledge of the Company, no person has any claim, or basis for any Action against the Company arising out of any Law relating to discrimination in employment or employment practices or occupational safety and health standards. The Company has not received any notice from any person alleging a violation of such law or occupational safety or health standards.

                  2.23 Disclosure. To the Company's knowledge, there are no misleading misstatements in any of the representations and warranties made by the Company in this Agreement or in any of the agreements, exhibits, certificates and instruments delivered or to be delivered by the Company pursuant to this Agreement, except as would not have a Material Adverse Effect, and the Company has not omitted to state any fact necessary to make such representations and warranties not misleading, except as would not have a Material Adverse Effect. The Company has delivered the Disclosure Documents, and to the Company's knowledge, the Company has delivered all documents in its possession as requested by Purchaser's counsel pursuant to its correspondence dated December 19, 1996 (the "Due Diligence Request"), a copy of which is attached hereto as Schedule 2.23, except as would otherwise not have a Material Adverse Effect.

                  2.24 Brokers, Finders. Except as set forth on Schedule 2.24, no finder, broker, agent, or other intermediary, acting on behalf of the Company, is entitled to a commission, fee, or other compensation or obligation in connection with the negotiation or consummation of this Agreement or any of the transactions contemplated hereby.

                                   ARTICLE III
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

                  Purchaser hereby makes the following representations and warranties to the Company, each of which is true and correct on the date hereof:

                  3.1 Authorization. Purchaser is a Missouri corporation, duly organized, validly existing and in good standing under the laws of Missouri. Purchaser has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. This Agreement constitutes a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms.

                  3.2      Investment Representation.

                           (a) Purchaser recognizes that an investment in the Company is highly speculative and involves significant risks.

                           (b) Purchaser has been afforded the opportunity to ask questions and receive answers concerning the terms and conditions of its purchase of the Purchased Shares and to obtain any additional information which the Company possesses or can acquire without unreasonable effort or expense that is necessary to verify the accuracy of the information set forth in this Agreement. No oral or written statement or inducement which is contrary to the information set forth in this Agreement has been made by or on behalf of the Company to Purchaser.

                           (c) Purchaser is an "accredited investor" (as defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended (the "Securities Act")) and has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Purchased Shares.

                           (d) Purchaser (i) has adequate means of providing for its current needs and possible contingencies, (ii) has no need for liquidity in its investment, (iii) is able to bear the economic risks of such investment, and (iv) at the present time, can afford a complete loss of such investment.

                           (e) Purchaser is purchasing the Purchased Shares for its own account, for investment purposes, and not for distribution, assignment or resale to others. No other person has any direct or indirect beneficial interest in the Purchased Shares.

                           (f) Purchaser understands that (i) there is and will be no market for the Purchased Shares, (ii) the sale of such securities has not been and will not be registered under the Securities Act or any state securities laws in reliance on the exemption for nonpublic offerings provided by Section 4(2) of the Act and Regulation D promulgated thereunder and analogous state securities laws provisions, and must be held indefinitely unless they are subsequently registered under the Securities Act and applicable state securities laws or an exemption from such registration is available, (iii) the Company is under no obligation to register such securities on Purchaser's behalf or to assist it in complying with any exemption from registration, and
         (iv) such securities may not be sold pursuant to Rule 144 promulgated by the Securities and Exchange Commission pursuant to the Securities Act unless all of the conditions of that Rule are met.

                           (g) Purchaser understands that no Federal or state agency has passed upon the Purchased Shares or made any finding or determination as to the fairness of an investment therein or any recommendation or endorsement thereof. Purchaser will not transfer the Purchased Shares without registering or qualifying the same under applicable state securities laws unless such transfer is exempt under such laws.

                           (h) Purchaser has not relied upon any information or representations and warranties of the Company with respect to its investment in the Company except for the information, representations and warranties expressly set forth in this Agreement and the Disclosure Documents.

                      (i) Purchaser is not any employee benefit plan, pension plan, profit sharing plan, stock bonus plan, employee savings plan, HR-10 or Keogh plan, or any plan or arrangement similar to any of the foregoing (including a plan maintained for the benefit of self-employed individuals or an individual retirement account or annuity).

                  3.3 Projections. Purchaser understands that the financial projections provided to them on December 18, 1996 represent only good faith estimates by the Company. Purchaser understands that the Company cannot and does not assure or guarantee the attainment of such projections, that the Company makes no representations or warranties concerning such projections (and that no representations or warranties herein should be read to imply otherwise), and that there has been a delay in obtaining the equity investment assumed in such projections. The foregoing should not be read to prevent the u se of Schedule
9.16 for purposes of Section 5(a) of the Certificate of Designations.

                  3.4 Governmental and Other Approvals. Except for filings under the HSR Act, Purchaser is not required to give any notice to, make any filing with or obtain any authorization, consent or approval of, any Government or agency thereof or any other third party in order to consummate the transactions contemplated by this Agreement.

                  3.5 No Sandbag. Purchaser has no knowledge of any breach by the Company of its representations, warranties and covenants hereunder.

                                   ARTICLE IV
                      CONDITIONS TO PURCHASER'S OBLIGATIONS

                  The obligations of Purchaser at Closing shall be subject to the satisfaction at Closing of each of the following conditions:

                  4.1 Hart-Scott. The waiting period specified under the HSR Act shall have expired or earlier terminated, and any other necessary regulatory approvals shall have been obtained (including without limitation from the Missouri Public Service Commission).

                  4.2 Consents. The Company shall have delivered to Purchaser the consents referred to in Sections 1.4 (l), (m), and (n);


                  4.3 Execution of Shareholders' Agreement. The Company and Weinstein shall have executed and delivered the Shareholders' Agreement.


                  4.4 Weinstein Guaranty. Weinstein shall have executed and delivered the Weinstein Guaranty.

                  4.5 Lease. The Company and Weinstein shall have entered into a lease in substantially the form of Exhibit D hereto.

                  4.6 Employment Agreement. The Company and Weinstein shall have entered into the Employment Agreement.

                  4.7 Certificate of Designations. The Company shall have filed the Certificate of Designations.

                  4.8 Delivery of Documents The documents to be delivered at the Closing by the Company as set forth in Section 1.4 shall have been delivered.

                  4.9 Representations and Warranties True as of the Closing. The representations and warranties of the Company contained in this Agreement or in any schedule, certificate or document delivered by the Company to Purchase pursuant to the provisions hereof shall have been true in all material respects on the date hereof without regard to any schedule updates furnished by the Company after the date hereof and shall be true in all material respects on the Closing Date with the same effect as though such representations and warranties were made as of such date.

                  4.10 Compliance with this Agreement. The Company shall have performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing.

                  4.11 Closing Certificate. Purchaser shall have received a certificate from the Company dated the Closing Date, certifying in such detail as Purchaser may reasonably request that the conditions specified in Sections
4.9 and 4.10 hereof have been fulfilled and certifying that the Company has obtained all consents and approvals required with respect to it.

                  4.12 Opinions of Counsel for Company. Bryan Cave LLP, counsel for the Company, shall have delivered to Purchaser a written opinion, dated the Closing Date, in the form of Exhibit 1.4(d) hereto with only such changes as shall be in form and substance reasonably satisfactory to Purchaser and its counsel.

                  4.13 No Threatened or Pending Litigation. On the Closing Date, no suit, action or other proceeding, or injunction or final judgment relating thereto, shall be threatened or by pending before any court or governmental or regulatory official, body or authority in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby, and no investigation that might result in any such suit, action or proceeding shall be pending or threatened.

                  4.14 Key Company Arrangements. Each of the employees of the Company mutually agreed by the Company and Purchaser shall have executed and delivered an employment/confidentiality/non-compete agreement in a form mutually agreed to by Purchaser and the Company.

                  4.15 Approval of Counsel; Corporate Matters. All actions, proceedings, resolutions, instruments and documents required to carry out this Agreement or incidental hereto and all other related legal matters shall have been approved on the Closing date by Shughart, Thomson & Kilroy. P.C., counsel for Purchaser, in the exercise of their reasonable judgment. Company shall also have delivered to Purchaser such other documents, instruments, certifications and further assurances as such counsel may reasonable require.

                                    ARTICLE V
                     CONDITIONS TO THE COMPANY'S OBLIGATIONS

                  The obligations of the Company at Closing shall be subject to the satisfaction at the Closing of the following conditions:

                  5.1 Hart-Scott. The waiting period specified under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 shall have expired or earlier terminated.

                  5.2 Execution of Shareholders' Agreement. Purchaser shall have executed a Shareholders' Agreement in substantially the form attached hereto.


                  5.3 Delivery of Purchase Price Purchaser shall have delivered such portion and form of the Purchase Price as required by Section 1.5.

                  5.3 Delivery of Documents The documents to be delivered at the Closing by the Purchaser as set forth in Section 1.5, shall have been delivered.

                  5.4 Representations and Warranties True as of the Closing. The representations and warranties of the Purchaser contained in this Agreement or in any schedule, certificate or document delivered by Purchaser to the Company pursuant to the provisions hereof shall have been true in all material respects on the date hereof without regard to any schedule updates furnished by the Purchaser after the date hereof and shall be true in all material respects on the Closing Date with the same effect as though such representations and warranties were made as of such date.

                  5.5 Compliance with this Agreement. Purchaser shall have performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing.

                  5.6 Closing Certificate. The Company shall have received a certificate from Purchaser dated the Closing Date, certifying in such detail as the Company may reasonably request that the conditions specified in Sections 5.4 and 5.5 hereof have been fulfilled and certifying that Purchaser has obtained all consents and approvals required with respect to it.

                  5.7 Opinions of Counsel for Purchaser. Counsel for Purchaser, shall have delivered to the Company a written opinion, dated the Closing Date, in the form of Exhibit 5.7 hereto with only such changes as shall be in form and substance reasonably satisfactory to the Company and its counsel.

                  5.8 No Threatened or Pending Litigation. On the Closing Date, no suit, action or other proceeding, or injunction or final judgment relating thereto, shall be threatened or by pending before any court or governmental or regulatory official, body or authority in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby, and no investigation that might result in any such suit, action or proceeding shall be pending or threatened.

                  5.9 Key Company Arrangements. Each of the employees of the Company mutually agreed by the Company and Purchaser shall have executed and delivered an employment/confidentiality/non-compete agreement in a form mutually agreed to by Purchaser and Company.

                  5.10 Approval of Counsel; Corporate Matters. All actions, proceedings, resolutions, instruments and documents required to carry out this Agreement or incidental hereto and all other related legal matters shall have been approved on the Closing date by Bryan Cave L.L.C., counsel for the Company, in the exercise of their reasonable judgment. Purchaser shall also have delivered to the Company such other documents, instruments, certifications and further assurances as such counsel may reasonable require.

                                   ARTICLE VI
                                    COVENANTS

                  6.1 Financial Statements and Other Information. So long as the Purchaser shall be a shareholder, the Company shall furnish to the Purchaser and each such subsequent holder:

                           (a) within 120 days after the end of each fiscal year of the Company, a consolidated balance sheet of the Company as of the end of such fiscal year and the related consolidated statements of operations, changes in stockholders' equity and cash flows of the Company for the fiscal year then ended, together with supporting notes thereto, audited and certified in accordance GAAP by a firm of independent public accounts of recognized national standing selected by the Company; and

                           (b) within 30 days after the end of each month, a consolidated balance sheet of the Company and its subsidiaries and the related consolidated statements of operations and cash flows of the Company, unaudited and subject to normal year-end adjustments, such balance sheet to be as of the end of such month and such statements of operations and cash flows to be for such month (with a comparison to budget for such month) and for the period from the beginning of the fiscal year to the end of such month (with a comparison to budget for such period), and shall be accompanied by a narrative explanation of the results;

                  6.2 Business Plan By the beginning of the first month of each fiscal year, the Company shall submit a business plan for that year, including a detailed projected income statement, balance sheet, and cash flow by month, along with a general business and market forecast for the year. The business plan shall be formally approved by the Board of Directors by unanimous vote.

                  6.3 Conduct Prior to Closing. All financing or financing commitments (debt or equity) of the Company, between the date hereof and the earlier of (i) the termination of this Agreement, or (ii) Closing, shall be approved by Purchaser in its sole discretion. (It is understood that, pursuant to the Shareholder's Agreement, Purchaser shall have also have the right to approve all financing and financing commitments which would close after Closing).

                  6.4 Cooperation. Each Party shall reasonably cooperate, as to matters under such Party's control, in the satisfaction of conditions to the obligations of the Parties at Closing; provided that the foregoing shall not require either Party to waive any material condition herein to its obligations at Closing or to incur any substantial cost not otherwise required hereunder.

                  6.5      Payment of Purchase Price.

                  (a) Purchaser shall pay up to $4 million of the Cash Portion at Closing (in the discretion of the Company). The Company shall pay the balance of the Cash Portion as needed to fund the Company's activities, provided that at least twenty (20) days prior to the date of each draw THE COMPANY shall provide Purchaser with a verified statement signed by Weinstein that 70% or more of the Purchase Price, other than expenses of the Company incurred in connection with the Company's financing efforts (not to exceed $1,000,000) ("Financing Expenses"), has been used directly by the Company in property, plant and equipment. the Company shall provide Purchaser with an itemization of the Financing Expenses at Closing.

                  (b) Upon each payment specified in Section 6.5(a), the Company shall issue a Preferred Stock certificate for a number of shares equal to the payment divided by $150,000.

                  6.6 Key-Man Life Insurance. At Closing, the Company shall provide evidence of a $10 million of key-man life insurance on the life on Weinstein. Following Closing, the Company shall maintain such insurance as long as such coverage is reasonably available.

                  6.7 Amendment of Articles Prior to Closing, the Company shall amend its articles of incorporation to require that it shall take a vote of shares holding at least 90% of the voting power of the Company's voting stock to approve the actions set forth in the Shareholder Agreement as requiring the approval of both the Company and Purchaser as shareholders.

                  6.8 Termination of Lending Contemporaneously with the execution of this Agreement, the Company shall verify in writing that it has canceled the financing commitment from the Company dated December 24, 1996.

                  6.9 Energy Services Following the Closing, Purchaser shall have the right of first offer from the Company concerning ENERGY SERVICES rights and contracts in the entire the Company service area. Prior to Closing, the Company shall make no agreement or take any action inconsistent with this covenant.

                  6.10 Status Reports Following the Closing, the Company shall provide Purchaser weekly with the Company weekly status reports on the build-out of the Company fiber optic network for the 30 months following Closing or lesser time as approved by Purchaser.

                  6.11 Non-Voting Common Stock Prior to Closing, the Company shall amend its articles to eliminate the Company's Class B non-voting common stock.

                                   ARTICLE VII
                              RESTRICTED SECURITIES

                  7.1 Legend. Any shares of Preferred or Common Stock acquired by Purchaser pursuant to this Agreement (and any securities issued with respect thereto as a result of a stock dividend or stock split, or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization) shall be imprinted with a legend in substantially the following form:

         "THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES ACTS, AND MAY NOT BE SOLD OR TRANSFERRED EXCEPT PURSUANT TO THE REGISTRATION PROVISIONS OF SUCH ACTS OR AN EXEMPTION THEREFROM. THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER CONTAINED IN A CERTAIN STOCK PURCHASE AGREEMENT AND A CERTAIN SHAREHOLDERS AGREEMENT, BY AND AMONG THE COMPANY AND THE PURCHASER OF SUCH SHARES, COPIES OF WHICH ARE AVAILABLE AT THE PRINCIPAL OFFICES OF THE COMPANY.

                  7.2      Transfer of Common Stock.

                           (a) Any Common Stock acquired by Purchaser pursuant to this Agreement (and any securities issued with respect thereto as a result of a stock dividend or stock split, or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization) ("Restricted Securities") shall be transferred only in compliance with the Shareholder's Agreement.

                           (b) The transfer of the Restricted Securities shall be subject to and shall comply with, all applicable federal and/or state securities laws.

                                  ARTICLE VIII
                                 INDEMNIFICATION

                  8.1 Indemnification by the Company The Company will indemnify and hold harmless Purchaser, and its affiliates, partners, shareholders, directors, officers, employees, agents and assigns from and against any and all losses, liabilities, damages, actions, costs and expenses (including without limitation reasonable attorney fees and expenses) (collectively "Losses") resulting from the breach by the Company of its representations, warranties and covenants contained herein.

                  8.2 Indemnification by Purchaser. Purchaser will indemnify and hold harmless the Company and its affiliates, partners, shareholders, directors, officers, employees, agents and assigns from and against any and all Losses resulting from the breach by the Purchaser of its representations, warranties and covenants contained herein.

                  8.3 Indemnification by Weinstein Weinstein will indemnify Purchaser and the Company for any and all Losses resulting from judgments and awards rendered against the Company in the matter of Alfred H. Frank v. Richard D. Weinstein and Digital Teleport, Inc., filed in the Circuit Court of St. Louis County.

                  8.4 Dispute Resolution. In the event Purchaser makes a claim against Company pursuant to Section 8.1 above, then Purchaser shall make written demand first against the Company for the Losses. If the Losses are not paid by Company within thirty (30) days of said written notice to Company, then a dispute ("Dispute") shall be deemed to exist between the Purchaser and Company in regard to said Losses. All Disputes and other matters in question between the parties hereto arising out of or relating to the Losses will be decided by arbitration in Kansas City, Missouri, in accordance with the Commercial Arbitration Rules of the American Arbitration Association then existing, subject to the limitations and restrictions stated in subparagraphs (a), (b), (c) and (d) below. This agreement so to arbitrate and any other agreement or consent to arbitrate entered into in accordance herewith as provided in this subsection will be specifically enforceable under the prevailing law of any court having jurisdiction.

                           (a) Notice of demand for arbitration must be filed in writing with the other parties to this Agreement and with the American Arbitration Association. The demand must be made within a reasonable time after the Dispute or other matter in question has arisen. In no event may the demand for arbitration be made after the date when institution of legal or equitable proceedings based on such Dispute or other matter in question would be barred by the applicable statute of limitations or the survival provisions of Section 9.4 of this Agreement.

                           (b) Weinstein shall receive notice of any arbitration proceeding pursuant to this Section 8.4 and Weinstein shall have the right to participate in any such arbitration proceeding and/or assume the defense of the Company at Weinstein's sole cost and expense.

                           DTI and Weinstein shall have the right to assert any counter-claim, set-off, waiver or any other defenses in law or equity, in any such arbitration proceeding.

                           (c) The award rendered by the arbitrator will be final, judgment may be entered upon it in any court having jurisdiction thereof, and will not be subject to modification or appeal except to the extent permitted by Sections 10 and 11 of the Federal Arbitration Act (9 U.S.C. Section 10, 11), as amended.

                           (d) The Dispute shall be heard by a single arbitrator who shall decide the Dispute within sixty (60) days of the filing of the Dispute with the American Arbitration Association. Upon a determination by the arbitrator of the Dispute in favor of Purchaser, and after a period of one hundred and fifty (150) days, if Company does not pay any award to Purchaser, then Weinstein shall surrender his stock in the Company to Purchaser in accordance with the terms and conditions of the Guaranty Agreement and Pledge Agreement.

                  8.5 Limitation. The liability of the Company under this Agreement shall be limited to the Purchase Price paid by Purchaser hereunder, plus interest and expenses of litigation (including reasonable attorney's fees).



                                   ARTICLE IX
                            MISCELLANEOUS PROVISIONS

                  9.1      Confidentiality.

                           (a) For purposes of this Agreement, "Confidential Information shall mean all information, in whatever form transmitted, relating to the past, present or future business affairs of the Company, including without limitation, research, development, or business plans, operations or systems of the Company or another party whose information the Company has in its possession under obligations of confidentiality, which (a) is disclosed by the Company or its Affiliates to Purchaser or its Affiliates, bearing an appropriate legend indicating its confidential or proprietary nature or otherwise disclosed in a manner consistent with its confidential or proprietary nature, or (b) is produced or developed during the working relationship between the parties hereto and which would, if disclosed to competitors of the Company, give such competitors an advantage (or increase such advantage) over the Company or diminish the Company's advantage over such competitors. "Confidential Information" includes all information that would be confidential information pursuant to the existing confidentiality agreement between the Company and Purchaser. "Confidential Information" shall not include any information of the Company that: (i) is or becomes publicly known through no wrongful act of Purchaser; (iii) is independently developed by Purchaser without the use of other Confidential Information, (iv) is communicated to a third party with the express written consent of the Company, or (v) is lawfully required to be disclosed to any governmental agency or is otherwise required to be disclosed by law, provided that before making such disclosure Purchaser shall give the Company an adequate opportunity to interpose an objection or take action to assure confidential handling of such information.

                           (b) Each party agrees to provide to the other party such information (including Confidential Information) as shall be necessary to permit the performance of their respective obligations hereunder. The Company and Purchaser shall not disclose any Confidential Information it receives from the Company to any person except (i) employees of Purchaser and its Affiliates who have a need to know and who have been informed of Purchasers obligations under this Agreement and (ii) employees of the Company and its Affiliates who have a need to know and who have been informed of the confidential nature of the information. Purchaser shall use not less than the same degree of care, and in any event not less than reasonable care, to avoid disclosure to such Confidential Information as Purchaser uses for its own confidential information of like importance.

                           (c) All Confidential Information that is disclosed in tangible form by the Company to Purchaser under this Agreement (including without limitation documents, writings, designs, drawings, specifications and information incorporated in computer software or held in electronic storage media) shall be and remain the property of the Company. All such Confidential Information shall be returned to the Company or destroyed promptly upon written request and shall not thereafter be retained in any form by Purchaser. The rights and obligations of the parties under this Agreement shall survive any such return or destruction of Confidential Information.

                           (d) The parties agree that, in the event of a breach or threatened breach of the terms of this Article, the Company shall be entitled to an injunction prohibiting any such breach. Any such relief shall be in addition to and not in lieu of any appropriate relief in the way of money damages. The parties acknowledge that Confidential Information is valuable and unique and that disclosure in breach hereof will result in irreparable injury to the Company.

                  9.2 Further Assurances. From and after the Closing, the Parties shall do such acts and execute such documents and instruments as may be reasonably required to make effective the transactions contemplated hereby.

                  9.3 Notice. All notices, requests, demands, and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given and made upon being delivered either in person or by nationally recognized courier or by fax delivery to the Party for whom it is intended, provided that a copy thereof is deposited, postage prepaid, certified or registered mail, return receipt requested, in the United States mail, bearing the address shown in this Section 9.3 for, or such other address as may be designated in writing hereafter by, such Party:

                  If to the Company:

                  Digital Teleport, Inc.
                  11111 Dorsett Road
                  St. Louis, MO  63043
                  Fax: 314-253-6699
                  Attn:  Richard D. Weinstein

                  With a copy to:

                  Richard D. Weinstein
                  11111 Dorsett Road
                  St. Louis, MO  63043
                  Fax: 314-253-6699
                  Attn:  Richard D. Weinstein



                  With a copy to:

                  Bryan Cave LLP
                  One Metropolitan Square
                  Suite 3600
                  211 N. Broadway
                  St. Louis, MO  63102
                  Fax: 314-259-2020
                  Attn:  J. Mark Klamer

                  If to Purchaser:

                  KLT Telecom Inc.
                  1201 Walnut
                  Kansas City, Missouri 64106
                  Fax: 816-556-2802
                  Attn: Ronald G. Wasson

                  With a copy to:

                  KLT  Inc.
                  1201 Walnut
                  Kansas City, Missouri 64106
                  Fax: 816-556-2802
                  Attn:  General Counsel

                  With a copy to:

                  Shughart Thomson & Kilroy
                  Twelve Wyandotte Plaza
                  120 West 12th Street
                  Kansas City, Missouri 64105
                  Fax: 816-374-0509
                  Attn: Robert E. Fitzgerald

                  9.4 Survival. All representations and warranties contained herein shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby for a period of three years. All covenants contained herein shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby for as long as Purchaser is a shareholder of the Corporation.

                  9.5 Entire Agreement. This Agreement, the Shareholders Agreement and the Guaranty embody the entire agreement and understanding of the parties hereto with respect to the subject matter hereof, and supersede all prior and contemporaneous agreements and understandings relative to such subject matter.

                  9.7 Assignment; Binding Agreement. This Agreement and various rights and obligations arising hereunder shall inure to the benefit of and be binding upon Purchaser, its successors, and permitted assigns and the Company, its successors and permitted assigns. Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be transferred, delegated, or assigned (by operation of law or otherwise) by either of the Parties hereto without the prior written consent of the other Party (which consent shall not be unreasonably withheld), except that Purchaser shall have the right to transfer and assign its rights hereunder to purchase the Purchased Shares and any other rights or benefits afforded to it by this

Agreement to any entity which at the time of such transfer and assignment is controlled by Purchaser.

                  9.8 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

                  9.9 Incorporators, Shareholders, Officers, Directors and Employees Free From Personal Liability. No recourse under or upon any obligation, covenant or agreement of this Agreement , other than Section 8.3 and
Section 8.4, will be had against any incorporator, shareholder, officer, director, or employee, as such, past, present or future, of the Company or Purchaser, or of any predecessor or successor entities, whether by virtue of any constitution, statute, or rule of law, or by the enforcement of any assessment or penalty or otherwise, it being expressly understood that this Agreement, except for Section 8.3 and Section 8.4, is solely a corporate obligation, and that no such personal liability whatsoever will attach to, or is or will be incurred by, the incorporators, shareholders, officers, directors or employees, as such, of the Company or Purchaser, or of any predecessor or successor entities, under or by reason of the obligations, covenants, or agreements contained in this Agreement and the documents referred to herein, except for
Section 8.3, Section 8.4. For purposes of the foregoing sentence, the term "Agreement" shall not refer to any agreement set forth as an exhibit hereto incorporated herein by reference and to which any incorporator, shareholder, officer, director, or employee is a party in his or her personal capacity.

                  9.10 Knowledge. For purposes of this Agreement, "to the Company's knowledge", "to the knowledge of the Company" or "to the best knowledge of the Company" (or words of similar meaning) shall mean to the knowledge of Richard D. Weinstein, as Chairman, President, Chief Executive Office and sole shareholder of the Company. For purposes of this Agreement, "to Purchaser's knowledge", "to the knowledge of Purchaser" or "to the best knowledge of the Purchaser" (or words of similar meaning) shall mean to the knowledge of Ronald G. Wasson as President of Purchaser and James Gilligan as director and employee of Purchaser.

                  9.11 Schedules. The following documents ("Disclosure Documents") are deemed to be incorporated into each of the schedules of this
Agreement: (i) the documents referenced in the data room index, a copy of which is attached as Schedule 9.11(a); (ii) the documents referenced in Schedule 9.11(b); (iii) the documents set forth in Schedule 2.24; and (iv) the proposed amendment with one of the Company's major customers.

                  9.12 Counterparts. This Agreement may be executed simultaneously in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

                  9.13 Headings; Interpretation. The article and section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of the Agreement. Each reference in this Agreement to an Article, Section, Schedule or Exhibit, unless otherwise indicated, shall mean an Article or a Section of this Agreement or a Schedule or Exhibit attached to this Agreement, respectively. References herein to "days", unless otherwise indicated, are to consecutive calendar days. Both Parties have participated substantially in the negotiation and drafting of this Agreement and agree that no ambiguity herein should be construed against the draftsman.

                  9.14 Termination of the Agreement. This Agreement may be terminated without further liability or obligation, except for those liabilities and obligations which expressly survive such termination,

                           (a) by either Party if a material breach of any provision of this Agreement has been committed by the other Party and such breach has not been waived;

                           (b) by mutual consent of the Parties; or

                           (c) by either Party if the Closing has not occurred (other than through the failure of any Party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before March 14, 1997, or such later date as the Parties may agree upon.

                  9.15     Incorporation of Exhibits,

                  All of the exhibits hereto are hereby incorporated by reference.

                  9.16      Quarterly EBITDA Targets

                  The quarterly EBITDA Targets referenced in the Certificate of Designations is set forth in Schedule 9.16 hereto.

                  9.17     Governing Law.

                  This Agreement shall in all respects be construed in accordance with and governed by the substantive laws of the State of Missouri, without reference to its choice of law rules.

                           THIS AGREEMENT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES

                           IN WITNESS WHEREOF, each of the Parties hereto has caused this Agreement to be executed as of the date first above written.


                                KLT TELECOM INC:



                                By: /s/  R. G. Wasson
                                    --------------------------------
                                     Ronald G. Wasson
                                     President


                                DIGITAL TELEPORT, INC.



                                By:  /s/  Richard D. Weinstein
                                    --------------------------------
                                     Richard D. Weinstein,
                                     President


                                    * * *

Schedules to this Exhibit have been omitted in accordance with Regulation S-K of the Commission. The omitted materials set forth the factual representations and other factual exceptions to representations and ancillary agreements relating to the transaction as set forth in Articles I and II herein. The Registrant hereby agrees to furnish any such omitted schedule to the Commission upon request.